Exhibit 99.1

Cerevel Therapeutics Announces Redemption of Public Warrants

CAMBRIDGE, Mass., July 30, 2021 – Cerevel Therapeutics (Nasdaq: CERE; CEREW) (the “Company”), a company dedicated to unraveling the mysteries of the brain to treat neuroscience diseases, today announced that on August 30, 2021 at 5:00 p.m. ET, it will redeem all of its outstanding public warrants to purchase shares of the Company’s common stock that were issued under the Warrant Agreement, dated as of June 9, 2020, by and between the Company (f/k/a ARYA Sciences Acquisition Corp II) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent.

Each such public warrant may be exercised by the holder thereof to purchase one share of the Company’s common stock at the exercise price of $11.50 per public warrant. Any such public warrants that remain unexercised following 5:00 p.m. ET on August 30, 2021 will be void and no longer exercisable, and the holders of those public warrants will be entitled to receive only the redemption price of $0.01 per warrant. As a result of the redemption, the public warrants will cease to be traded on Nasdaq following the close of trading on August 30, 2021.

Beneficial holders seeking to exercise public warrants should contact their brokerage firm as soon as possible to process the warrant exercise in advance of the redemption date. Brokers may have an earlier deadline for beneficial holders to exercise their public warrants than the deadline set forth above.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of such outstanding public warrants if the last sale price of the Company’s common stock reported is at least $18.00 per share on each of twenty trading days within a thirty trading day period. This share price performance requirement was satisfied as of July 27, 2021. Warrants to purchase common stock that were issued under the Warrant Agreement in a private placement and still held by initial holders thereof or their permitted transferees are not subject to this redemption.

Continental, in its capacity as warrant agent, has delivered a notice of redemption to each of the registered holders of such outstanding public warrants on behalf of the Company.

The shares of common stock underlying such public warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (File No. 333-250964).

Questions concerning redemption and exercise of such public warrants can be directed to Georgeson, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, telephone number (888) 663-7851.

None of the Company, its board of directors or employees have made or are making any representation or recommendation to any warrant holder as to whether to exercise or refrain from exercising any warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Cerevel Therapeutics

Cerevel Therapeutics is dedicated to unraveling the mysteries of the brain to treat neuroscience diseases. The company is tackling diseases with a targeted approach to neuroscience that combines expertise in neurocircuitry with a focus on receptor selectivity. Cerevel Therapeutics has a diversified pipeline comprising five clinical-stage investigational therapies and several pre-clinical compounds with the potential to treat a range of neuroscience diseases, including Parkinson’s, epilepsy, schizophrenia, and substance use disorder. Headquartered in Cambridge, Mass., Cerevel Therapeutics is advancing its current research and development programs while exploring new modalities through internal research efforts, external collaborations, or potential acquisitions. For more information, visit www.cerevel.com.

Forward Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, express or implied statements regarding the terms of the redemption and the amount of redemption requests made by holders of public warrants. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties, including, among others: clinical trial results may not be favorable; uncertainties inherent in the product development process (including with respect to the timing of results and whether such results will be predictive of future results); the impact of COVID-19 on the timing, progress and results of ongoing or planned clinical trials; other impacts of COVID-19, including operational disruptions or delays or to our ability to raise additional capital; whether and when, if at all, our product candidates will receive approval from the FDA or other regulatory authorities, and for which, if any, indications; competition from other biotechnology companies; uncertainties regarding intellectual property protection; and other risks identified in our SEC filings, including those under the heading “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 17, 2021 and our subsequent SEC filings. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Media Contact:

Kate Contreras

Real Chemistry

kcontreras@realchemistry.com

Investor Contact:

Matthew Calistri

Cerevel Therapeutics

matthew.calistri@cerevel.com